Independent Auditors' Consent




The Board of Directors
Cooperative Bankshares, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-92219, 333-22335, and 333-101442) on Forms S-8 of Cooperative
Bankshares, Inc. of our report dated January 24, 2003, with respect to the consolidated statements of financial condition of Cooperative Bankshares, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows, for the years ended December 31, 2002 and 2001, which report appears in the December 31, 2003, annual report on Form 10-K of Cooperative Bankshares, Inc.


/s/ KPMG LLP

Raleigh, North Carolina
March 25, 2004